S-1 Form Appendix

Promise Letter

Lansdale Inc promises to Lemont Inc that:

Before the stock price of Lemont Inc will rising up to $20.00, Lansdale Inc will fully support Lemont Inc by grant funds and loans without interest continually.

Wanjun Xie
President, On Behalf of Lansdale Inc
Date: 12/31/2014